Exhibit 99.1
Planet Reports Financial Results for First Quarter of Fiscal Year 2023
Continued Acceleration with Record First Quarter Revenue of $40.1 Million
Received Landmark EOCL Award by the U.S. National Reconnaissance Office (NRO)
Expects Revenue Growth Rate to More than Double YoY for FY’23

San Francisco, CA – June 14, 2022 – Planet Labs PBC (NYSE: PL) (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for its fiscal first quarter for the period ended April 30, 2022, demonstrating accelerated growth and the momentum of its unique data subscription business.

“Our results for the first quarter are strong across the board and show continued acceleration of growth. Our products are unique to the industry and we see increasing demand across a diverse set of vertical markets,” said Will Marshall, Planet’s Co-Founder, Chief Executive Officer and Chairperson. “Last month, we were proud to receive a landmark award from the NRO for the EOCL contract - Planet’s largest contract to date. This award demonstrates the significant value that Planet’s commercial-first approach and unique data sets can deliver to the government and the sector more broadly. We have long held the conviction that commercial, shareable satellite imagery not only equips the government with differentiated information, but also increases transparency, promoting peace and enhancing security.”

Ashley Johnson, Planet’s Chief Financial and Operating Officer, added, “For the first quarter of fiscal year 2023, we increased our topline growth rate to 26% year-over-year, surpassed the 800 customer count milestone, and ended the quarter with $484 million of cash on the balance sheet. Our visibility for the business has increased and we are therefore tightening our guidance range for the current fiscal year. We expect revenue growth to continue to accelerate, as shown in our guidance for Q2 reflecting 38% year-over-year growth at the midpoint. Planet continues to demonstrate its ability to move quickly to meet growing market demand as it arises, and we’re incredibly pleased with how we’re executing against our plan.”

Fiscal First Quarter 2022 Financial and Key Metric Highlights:
•First quarter revenue increased 26% year-over-year to $40.1 million.
•Percent of Recurring Annual Contract Value (ACV) for the first quarter was 92%.
•End of Period (EoP) Customer Count increased 23% year-over-year to 826 customers.
•Net dollar retention rate for the quarter was 105% with and without winbacks.
•First quarter gross margin expanded to 41%, compared to 40% in the first quarter of fiscal year 2022. First quarter Non-GAAP Gross Margin(1) expanded to 45%, compared to 41% in the first quarter of fiscal year 2022.
•Ended the quarter with $484 million in cash and cash equivalents and no debt.

(1) Please see “Planet’s Use of Non-GAAP Financial Measures” below for a discussion on how Planet calculates the non-GAAP financial measures presented herein. In addition, please find below a reconciliation to the most directly comparable U.S. GAAP financial measure.

Recent Business Highlights:

Growing Customer and Partner Relationships:
•EOCL: Planet Labs Federal, Inc., Planet’s wholly owned subsidiary, was selected by the NRO for an award to the Electro-Optical Commercial Layer (EOCL) contract. Planet Federal’s EOCL award will enable the NRO and its partners to access Planet’s high and medium resolution, daily satellite imagery for an initial period of up to five years, with options to extend the contract up to a total contract performance period of 10 years. Through the award, users will also have access to Planet’s unequaled archive dating back to 2009.
•Bayer: Planet signed an expansion with Bayer AG, a global company with core competencies in the life science fields of healthcare and nutrition, to develop digital solutions to support sustainable agriculture and drive supply chain efficiency. Using Planet’s Fusion data, along with high resolution SkySat data can help to better understand historical and in-season performance, and empower their data scientists to generate valuable insights that have the potential to support production globally.
•Moody’s: Planet entered into an agreement with Moody’s, a leading global integrated risk assessment firm serving financial markets, to explore and address the growing demand for assessing and monitoring solutions on Environmental, Social and Governance (ESG) risks. Planet and Moody’s plan to address how Planet’s high-cadence geospatial data and Moody’s market-leading entity data, methodologies, and products can be leveraged to further refine Moody’s existing offerings spanning ESG, Know-Your-Customer, supply chain and commercial real estate through real-time, on-the ground insights.

Building New Technologies and Missions:
•Pelican Next Generation High Resolution Satellites: Planet announced specifications for its next generation of high-resolution satellites. Pelican is expected to meet the evolving needs of customers who want real-time information about global events as they unfold – from floods and wildfires to conflicts and threats to human rights. Pelican is designed to image at up to 30 cm resolution and to task images of the same location 12 times per day, and up to 30 opportunities in mid-latitudes.

Supporting Ukraine Response:
•Planet remains committed to transparency and accountability and will continue to help others to leverage its services in timely and responsible ways, including across governments, NGOs, and media.
•Planet is working with and supplying data to nearly 30 NGOs and intergovernmental bodies who are leveraging Planet’s data to support a number of humanitarian operations in the Ukraine, such as: civilian evacuation and planned de-mining operations; conducting building damage assessments; tracking alleged human rights abuses; and trying to mitigate and measure impacts to global food security.

Impact and Education:
•Planet’s robust Education and Research (E&R) program has led to its satellite data being used in over 2,000 publications. Planet’s E&R program often leads to new use cases of Planet’s data and better forecasts of resultant economic and geopolitical effects.
•Planet announced that Planet’s PlanetScope and SkySat data have officially joined the European Space Agency (ESA) Third Party Mission Programme. Through the ESA Earthnet Programme, researchers, scientists and companies from around the world can apply to access Planet’s high-frequency, high-resolution satellite data for non-commercial use.

Financial Outlook

For the second quarter of fiscal year 2023, Planet expects revenue to be in the range of approximately $41 million to $43 million, representing 38% year-over-year growth at the midpoint. Non-GAAP Gross Margin is expected to be between approximately 44% to 46%. Adjusted EBITDA is expected to be between approximately ($18) million and ($16) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 12% and 14% of revenue for the second quarter.

For fiscal year 2023, Planet has updated its revenue outlook and expects it to be in the range of approximately $177 million to $187 million. Non-GAAP Gross Margin is expected to be between approximately 47% to 49%. Adjusted EBITDA is expected to be between approximately ($70) million and ($60) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 11% to 13% for the full fiscal year 2023.

Planet has not reconciled its Non-GAAP Gross Margin outlook, which is derived from Non-GAAP Gross Profit, and Adjusted EBITDA outlook to their most directly comparable GAAP measures (gross profit and net loss, respectively) because certain items that impact gross profit and net loss, such as stock-based compensation expenses and (in the case of Adjusted EBITDA) depreciation and amortization, are uncertain or out of Planet’s control and cannot be reasonably predicted. The actual amount of these expenses during the second quarter of fiscal year 2023 and fiscal year 2023 will have a significant impact on Planet’s future GAAP financial results. Accordingly, a reconciliation of Non-GAAP Gross Margin outlook and Adjusted EBITDA outlook to gross profit margin and net loss, respectively, is not available without unreasonable efforts.

The foregoing forward-looking statements reflect Planet’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, June 14, 2022. The webcast can be accessed at www.planet.com/investors/. A replay will be available approximately 2 hours following the event. If you would prefer to register for the conference call, please go to the following link: https://ige.netroadshow.com/registration/q4inc/10942/planet-labs-pbc-fiscal-first-quarter-2023-earnings-call/. You will then receive your access details via email.

Additionally, a supplemental Fiscal 1Q’23 Update presentation has been made available on Planet’s investor relations page.

About Planet Labs PBC

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites, capturing over 30 TB of data per day. Planet provides mission-critical data, advanced insights, and software solutions to over 800 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation trading on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on Twitter.

Planet’s Use of Non-GAAP Financial Measures

This press release includes Non-GAAP Gross Profit, Non-GAAP Gross Margin, which is derived from Non-GAAP Gross Profit, Adjusted EBITDA and certain non-GAAP expenses described further below, which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company believes these non-GAAP financial measures are useful in evaluating its operating performance, as they are similar to measures reported by the Company’s public competitors and are regularly used by analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Further, the Company believes such non-GAAP measures are helpful in highlighting trends in the Company’s operating results because they exclude items that are not indicative of the Company’s core operating performance. In addition, the Company includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Specifically, these measures should not be considered as an alternative to cost of revenue, gross profit, operating expenses, operating income, net income, or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. The non-GAAP financial measures presented are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. Further, the non-GAAP financial measures presented exclude stock-based compensation expenses, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company’s business and an important part of its compensation strategy.

Planet calculates these non-GAAP financial measures as follows:

Non-GAAP Gross Profit and Non-GAAP Gross Margin: The Company defines and calculates Non-GAAP Gross Profit as gross profit adjusted for stock-based compensation expenses and amortization of acquired intangible assets classified as cost of revenue, and Non-GAAP Gross Margin as the percentage of Non-GAAP Gross Profit to revenue.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net loss before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation; change in fair value of convertible notes and warrant liabilities; gain or loss on the extinguishment of debt; and non-operating income and expenses such as foreign currency exchange gain or loss.

Non-GAAP Expenses: The Company defines and calculates Non-GAAP cost of revenue, Non-GAAP research and development expenses, Non-GAAP sales and marketing expenses, and Non-GAAP general and administrative expenses as, in each case, the corresponding U.S. GAAP financial measure (cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses) adjusted for stock-based compensation expenses and amortization of acquired intangible assets that are classified within each of the corresponding U.S. GAAP financial measures.

Other Key Metrics

Percent of Recurring ACV: The Company defines Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value. The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts divided by the total dollar value of all contracts in its ACV Book of Business at a specific point in time. The Company defines ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. The Company believes Percent of Recurring ACV is a useful metric for investors and management to track as it helps to illustrate how much of its revenue comes from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. In calculating Percent of Recurring ACV, management applies judgment as to which customers have an active contract at a period end for the purpose of determining ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count: The Company defines EoP Customer Count as the total count of all existing customers at the end of the period. It defines existing customers as customers with an active contract with the Company at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses its data or services. The Company sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with the Company, is counted only once. For example, if a customer utilizes multiple products of the Company, the Company only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of its platform and is a measure of its success in growing its market presence and penetration. In calculating EoP Customer Count, management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Net Dollar Retention Rate including Winbacks: The Company defines Net Dollar Retention Rate including winbacks as the percentage of ACV generated by existing customers and winbacks in a given period as compared to the ACV of all contracts at the beginning of the fiscal year from the same set of existing customers. A winback is a previously existing customer who was inactive at the start of the fiscal year, but has reactivated during the same fiscal year period. The reactivation period must be within 24 months from the last active contract with the customer; otherwise, the customer is assumed as a new customer. We believe this metric is useful to investors as it captures the value of customer contracts that resume business with the Company after being inactive and thereby provides a quantification of the Company’s ability to recapture lost business. Management applies judgment in determining the value of active contracts in a given period, as set forth in the definition of ACV above. Management uses this metric to understand the adoption of our products and long-term customer retention, as well as the success of marketing campaigns and sales initiatives in re-engaging inactive customers.

Capital Expenditures as a Percentage of Revenue: The Company defines capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. The Company defines Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for the Company’s data services and related revenue, and to provide a comparable view of the Company’s performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. The Company uses an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver the Company’s data to clients. As a result of the Company’s strategy and business model, the Company’s capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, the Company believes it is important to look at the level of capital expenditure investments relative to revenue when evaluating the Company’s performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. The Company believes Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate the Company and the Company’s relative capital efficiency.

Forward-looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s ability to capture market opportunity; whether and when the Company will be able to execute on its growth initiatives; whether the Company will realize any of the potential benefits from strategic acquisitions; whether the Company will be able to successfully build or deploy its satellites, including new satellites that are in development; whether the Company will be able to continue to invest in scaling its sales organization and expanding its software engineering capabilities; how the Company will execute on its partnerships and contracts and how the Company’s partners and customers will utilize the Company’s data; and the Company’s financial outlook. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “continue” and similar expressions or the negative thereof, or discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals, are intended to identify such forward-looking statements. Forward-looking statements are based on the Company’s management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history making it difficult to predict its future operating results; the Company’s expectations that its operating expenses will increase substantially for the foreseeable future; whether the market for the Company’s products and services that is built upon its data set, which has not existed before, will grow as expected; the Company’s ability to manage its growth effectively; whether current customers or prospective customers adopt the Company’s platform; whether the Company will be able to compete effectively with the increasing competition in its market from commercial entities and governments; the Company’s ability to continue to capture certain high-value government procurement contracts; the Company’s ability to obtain or maintain regulatory approvals and/or adhere to regulatory requirements, including those related to the Company’s ability to operate as a government contractor with the required security clearances; changes in government policies regarding the use of commercial data or satellite operators, material delay or cancellation of certain government programs, government spending authorizations and budgetary priorities; changes in general global economic conditions, the Company’s operations (including the development, launch and operation of satellites) or other unforeseen circumstances that may alter or delay the Company’s ability to perform under future contracts and may impact the renewal and final profitability of such contracts; the cancellation of contracts by the government and any potential contract options which may or may not be exercised by the government in the future; whether the Company is subject to any risks as a result of its global operations, including, but not limited to, being subject to any hostile actions by a government or other state actor; the Company’s international operations creating business and economic risks that could impact its operations and financial results; the interruption or failure of the Company’s satellite operations, information technology infrastructure or loss of its data storage, whether by cyber-attacks or other adverse events that limit its ability to perform its daily operations effectively and provide its products and services; whether the Company experiences any adverse events, such as delayed launches, launch failures, its satellites failing to reach their planned orbital locations, its satellites failing to operate as intended, being destroyed or otherwise becoming inoperable, the cost of satellite launches significantly increasing and/or satellite launch providers not having sufficient capacity; the Company’s satellites not being able to capture Earth images due to weather, natural disasters or other external factors, or as a result of its constellation of satellites having restrained capacity; if the Company is unable to develop and release product and service enhancements to respond to rapid technological change, or to develop new designs and technologies for its satellites, in a timely and cost-effective manner; downturns or volatility in general economic conditions, including as a result of the current COVID-19 pandemic, including any variants thereof, or any other outbreak of an infectious disease; the effects of acts of terrorism, war or political instability, both domestically and internationally, including the current events involving Russia and Ukraine, changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions; the loss of one or more of the Company’s key personnel, or its failure to attract, hire, retain and train other highly qualified personnel in the future; the Company’s ability to raise adequate capital, including on acceptable terms, to finance its business strategies; how rules and regulations in the Company’s highly regulated industry may impact its business; if the Company fails to maintain effective internal controls over financial reporting at a reasonable assurance level; and the other factors described under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (SEC) and any subsequent filings with the SEC the Company may make. Copies of each filing may be obtained from the Company or the SEC. All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances. The Company’s results for the quarter ended April 30, 2022 are not necessarily indicative of its operating results for any future periods.

PLANET
CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands, except share and par value amounts)	April 30, 2022	January 31, 2022
Assets
Current assets
Cash and cash equivalents	$484,489	$490,762
Accounts receivable, net	24,581	44,373
Prepaid expenses and other current assets	18,192	16,385
Total current assets	527,262	551,520
Property and equipment, net	125,329	133,280
Capitalized internal-use software, net	11,105	10,768
Goodwill	103,219	103,219
Intangible assets, net	13,604	14,197
Restricted cash, non-current	5,653	5,743
Operating lease right-of-use assets	7,035	—
Other non-current assets	2,787	2,714
Total assets	$795,994	$821,441
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,168	$2,850
Accrued and other current liabilities	43,184	48,823
Deferred revenue	60,672	64,233
Liability from early exercise of stock options	15,239	16,135
Operating lease liabilities, current	7,188	—
Total current liabilities	129,451	132,041
Deferred revenue	—	3,579
Deferred hosting costs	12,199	12,149
Public and private placement warrant liabilities	19,948	23,224
Deferred rent	—	798
Operating lease liabilities, non-current	2,271	—
Other non-current liabilities	1,419	1,405
Total liabilities	165,288	173,196
Commitments and contingencies
Stockholders’ equity
Common stock	27	27
Additional paid-in capital	1,450,098	1,423,151
Accumulated other comprehensive income	2,271	2,096
Accumulated deficit	(821,690)	(777,029)
Total stockholders’ equity	630,706	648,245
Total liabilities and stockholders’ equity	$795,994	$821,441

PLANET
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (unaudited)

	Three Months Ended April 30,
(In thousands, except share and per share amounts)	2022	2021
Revenue	$40,127	$31,957
Cost of revenue	23,628	19,126
Gross profit	16,499	12,831
Operating expenses
Research and development	24,750	12,130
Sales and marketing	18,855	10,653
General and administrative	20,608	8,315
Total operating expenses	64,213	31,098
Loss from operations	(47,714)	(18,267)
Interest expense	—	(2,527)
Change in fair value of convertible notes and warrant liabilities	3,276	(8,026)
Other income (expense), net	392	(177)
Total other income (expense), net	3,668	(10,730)
Loss before provision for income taxes	(44,046)	(28,997)
Provision for income taxes	314	258
Net loss	(44,360)	(29,255)
Other comprehensive loss
Foreign currency translation adjustment, net of tax	175	274
Comprehensive loss	$(44,185)	$(28,981)
Basic and diluted net loss per share attributable to common stockholders	$(0.17)	$(0.64)
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	264,088,997	45,722,408

PLANET
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended April 30,
(In thousands)	2022	2021
Operating activities
Net loss	$(44,360)	$(29,255)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	11,625	11,475
Stock-based compensation, net of capitalized cost	19,822	3,102
Change in fair value of convertible notes and warrant liabilities	(3,276)	8,026
Deferred income taxes	28	126
Amortization of debt discount and issuance costs	—	759
Other	476	(31)
Changes in operating assets and liabilities
Accounts receivable	19,982	16,877
Prepaid expenses and other assets	(403)	771
Accounts payable, accrued and other liabilities	(3,712)	742
Deferred revenue	(6,947)	(12,050)
Deferred hosting costs	231	3,864
Deferred rent	—	(524)
Net cash provided by (used in) operating activities	(6,534)	3,882
Investing activities
Purchases of property and equipment	(2,861)	(1,847)
Capitalized internal-use software	(645)	(767)
Other	(146)	(152)
Net cash used in investing activities	(3,652)	(2,766)
Financing activities
Proceeds from the exercise of common stock options	4,963	2,156
Class A common stock withheld to satisfy employee tax withholding obligations	(411)	—
Net cash provided by financing activities	4,552	2,156
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(649)	(40)
Net increase (decrease) in cash, cash equivalents and restricted cash	(6,283)	3,232
Cash, cash equivalents and restricted cash at the beginning of the period	496,814	76,540
Cash, cash equivalents and restricted cash at the end of the period	$490,531	$79,772

PLANET
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (unaudited)

	Three Months Ended April 30,
(in thousands)	2022	2021
Net loss	$(44,360)	$(29,255)
Interest expense	—	2,527
Interest income	(112)	(4)
Income tax provision	314	258
Depreciation and amortization	11,625	11,475
Change in fair value of convertible notes and warrant liabilities	(3,276)	8,026
Stock-based compensation	19,822	3,102
Other (income) expense	(280)	181
Adjusted EBITDA	$(16,267)	$(3,690)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended April 30,
(in thousands)	2022	2021
Reconciliation of cost of revenue:
GAAP cost of revenue	$23,628	$19,126
Less: Stock-based compensation	1,319	234
Less: Amortization of acquired intangible assets	431	—
Non-GAAP cost of revenue	$21,878	$18,892

Reconciliation of gross profit:
GAAP gross profit	$16,499	$12,831
Add: Stock-based compensation	1,319	234
Add: Amortization of acquired intangible assets	431	—
Non-GAAP gross profit	$18,249	$13,065
GAAP gross margin	41%	40%
Non-GAAP gross margin	45%	41%

Reconciliation of operating expenses:
GAAP research and development	$24,750	$12,130
Less: Stock-based compensation	8,229	1,056
Less: Amortization of acquired intangible assets	—	—
Non-GAAP research and development	$16,521	$11,074
GAAP sales and marketing	$18,855	$10,653
Less: Stock-based compensation	3,637	636
Less: Amortization of acquired intangible assets	153	—
Non-GAAP sales and marketing	$15,065	$10,017
GAAP general and administrative	$20,608	$8,315
Less: Stock-based compensation	6,637	1,176
Less: Amortization of acquired intangible assets	80	363
Non-GAAP general and administrative	$13,891	$6,776

Investor Contacts
Chris Genualdi
Planet Labs PBC
ir@planet.com

Press Contacts
Megan Zaroda
Planet Labs PBC
comms@planet.com